UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

GLOBAL EARTH ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

0-31343 (Commission File Number)	36-4567500 (IRS Employer Identification No.)
1213 Culberth Drive, Wilmington, North Carolina (principal executive offices)	28405 (Zip Code)

(910) 616-0077
(Registrant’s telephone number, including area code)

_____________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02

Termination of a Material Definitive Agreement.

On January 10, 2011, we executed a Joint Venture Agreement with LifeCycle Investments, L.L.C., an Illinois limited liability company (“LifeCycle”).  A copy of the agreement was filed as an exhibit with our report on Form 8-K filed with the Commission on January 12, 2011.  On November 8, 2011, we and LifeCycle Investments, L.L.C. terminated our Joint Venture Agreement.  The basic terms of the agreement were as follows:

•

Subject to the terms and conditions of the agreement, the registrant had the power to act as agent on behalf of LifeCycle for the recapitalization of life settlements relating to certain life settlements owned by LifeCycle and lien holder First Chicago Bank and Trust.

•

Proceeds from the death benefits were to be split as follows: 60 percent of the proceeds were to be distributed to the owners of the policies, who are represented by LifeCycle, and 40 percent to the registrant.

•

The term of the agreement was to be for the life of the portfolio and corresponding portfolio’s from January 7, 2011, unless sooner terminated as hereinafter provided, subject to and upon the conditions specified therein.  Either party may terminate the agreement at any time for any reason upon 30 days’ prior notice to the other party.  After the date of termination of the agreement regardless of terminating party, the registrant shall be entitled to all fees due for sales of or death benefits to policies completed prior to the termination date.

•

The relationship of LifeCycle to the registrant was to be that of an exclusive partner.  Neither federal, state nor local income tax, payroll tax, nor any foreign tax of any kind was to be withheld or paid by LifeCycle on behalf of the registrant.  LifeCycle and the registrant each understood and agreed that at no time did either party acquire rights, interest or title in any product or service or equity of the other party and that all copyrights, marks, patents, intellectual rights and any and all other proprietary rights of each party remained and shall always remain the property of such party.

The joint venture was expected to include $12 million in assets that were to be composed of life settlement portfolios that are currently owned and managed by LifeCycle and which were to be contributed by LifeCycle to the joint venture upon the retirement of the loan to First Chicago Bank & Trust discussed below.  LifeCycle and the registrant agreed that all income generated by the assets were to be split on a 60/40 basis with 60 percent being allocated to LifeCycle and 40 percent being allocated to the registrant.  The joint venture also planned a debt offering to raise an additional $250 million to be used to purchase additional life settlement portfolios, and to fund the Reflora do Brasil project discussed in our current report filed with the Commission on November 23, 2010.

The life insurance portfolios to be contributed to the joint venture currently are collateral for a loan in the amount of approximately $3 million owed by LifeCycle to First Chicago Bank & Trust.  The registrant agreed with LifeCycle that it would attempt to raise the necessary funds to pay of the loan to First Chicago Bank & Trust.  Once the loan was paid in full, LifeCycle was to contribute the life insurance portfolios to the joint venture, whereupon the registrant would own a 40 percent interest in the life insurance portfolios and all other assets of the joint venture and would share in 40 percent of the net income of the joint venture.

Due to various market conditions, no funds were raised or spent in connection with the Joint Venture Agreement, and no activity was conducted by either the registrant or LifeCycle Investments, L.L.C. in connection with the Joint Venture Agreement.  No fees were due for sales of or death benefits to policies completed prior to the termination date.

Item 9.01

Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired.  Not applicable.

(b)

Pro forma financial information.  Not applicable.

(c)

Shell company transaction.  Not applicable.

(d)

Exhibits.  Not applicable.

The following exhibit is filed herewith:

Exhibit No.	Identification of Exhibit
10.1	Termination of Joint Venture Agreement dated November 8, 2011, between LifeCycle Investments, L.L.C. and Global Earth Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2011.	GLOBAL EARTH ENERGY, INC.

By /s/ Sydney A. Harland
Sydney A. Harland, Chief Executive Officer

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